Exhibit 10.14

TERM LOAN AGREEMENT

dated as of

July 13, 2012

between

Corium International, Inc.
as Borrower,

The SUBSIDIARY GUARANTORS from Time to Time Party Hereto,

and

Capital Royalty Partners II L.P., Capital Royalty Partners II — Parallel Fund “A” L.P. and
Parallel Investment Opportunities Partners II L.P.

as Lenders

U.S. $35,000,000

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(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 1.01		Description of Cowboy Transaction
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06	-	Certain Litigation
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness of the Borrower and its Subsidiaries
Schedule 7.13(b)	-	Liens Granted by the Obligors

(continued)

Page

Schedule 7.14	-	Material Agreements of the Borrower and each of its Subsidiaries
Schedule 7.15	-	Permitted Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	-	Pension Plans and Benefit Plans
Schedule 9.05	-	Existing Investments
Schedule 9.12	-	Current Operating Leases
Schedule 9.13	-	Permitted Sales and Leasebacks
Schedule 10.01(g)	-	Material Indebtedness Event of Default

Exhibit A	-	Form of Note
Exhibit B	-	Form of PIK Note
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D	-	Form of U.S. Tax Compliance Certificate
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Notice of Borrowing

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TERM LOAN AGREEMENT, dated as of July 13, 2012 (this “Agreement”), among Corium International, Inc., a Delaware corporation (the “Borrower”), the SUBSIDIARY GUARANTORS from time to time party hereto and the Lenders from time to time party hereto.

WITNESSETH:

The Borrower has requested the Lenders to make a term loan to the Borrower, and the Lenders are prepared to make such loan on and subject to the terms and conditions hereof.  Accordingly, the parties agree as follows:

SECTION 1
DEFINITIONS

1.01                        Certain Defined Terms.  As used herein, the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Actavis Settlement Agreement” means that certain settlement agreement, dated July 14, 2009, with Actavis.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Asset Sale” is defined in Section 9.08.

“Asset Sale Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non cash proceeds as determined by the Lenders, acting reasonably.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee of the Lender.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors and their Affiliates (other than Essex).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including without limitation a borrowing of a PIK Loan).

“Borrowing Date” means the date of the Borrowing.

“Borrowing Notice Date” means, (i) in the case of the first Borrowing, a date that is at least twelve Business Days prior to the Borrowing Date of such Borrowing and, (ii) in the case of the second Borrowing, a date that is at least twenty Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Called Principal” has the meaning set forth in Section 3.03(a).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, provided, however, that no Change of Control shall be deemed to occur as the result of any of the foregoing occurrences if after such occurrence, the Existing Shareholder Group collectively owns, directly or indirectly, beneficially or of record, capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; except that a Change of Control shall be deemed to occur if a member of the Existing Shareholder Group other than Essex, together with its Affiliates, owns, directly or indirectly, beneficially or of record, capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower after such occurrence.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means the date as of which the Lenders notify the Borrower that the conditions precedent set forth in Section 6.01 have been satisfied or waived which notice Lenders undertake to deliver to Borrower immediately after Lenders have concluded that all such conditions precedent have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in the Security Agreement.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time.  The aggregate Commitments on the date hereof equal $35,000,000.

“Commitment Period” means the period from and including the Closing Date and through and including July 15, 2013.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” is defined in the Security Agreement.

“Cowboy Transaction” is defined on Schedule 1.01.

“Default” means any event specified in Section 10.01 which constitutes an Event of Default or which has occurred and, upon the giving of notice, the lapse of time, or both pursuant to Section 10.01 would, unless cured or waived, become an Event of Default.

“Disclosure Schedules” means the schedules attached to this Agreement containing, inter alia, qualifications or exceptions to the representations and warranties and covenants of the Borrower in Sections 7 and 9 hereof and to the Events of Default in Section 10.01 hereof.

“Discounted Value” means, with respect to the Called Principal, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Loans is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title Plan; (xii) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Loan Party or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.

“Essex” means Essex Woodlands Health Ventures Fund VII, L.P. and any of its majority owned and controlled Affiliates.

“Event of Default” has the meaning set forth in Section 10.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Houston, Texas time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Borrower and the Lenders or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Lenders by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, (b) Other Connection Taxes, (c) U.S. federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement, except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.05, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.05(e).

“Existing Shareholder Group” means the group of investors who, on the date hereof, collectively own, directly or indirectly, beneficially or of record, capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, consisting of Essex, Quantum Technology Partners III, L.P., Aphelion Medical Fund, LP, and Stephen Wiggins.

“First Call Premium” means an amount equal to 107.50% of the aggregate outstanding principal amount of the Loans (including PIK Loans).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a) or (b), is required to become a “Subsidiary Guarantor” hereunder in favor of the Lender.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum

(including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign.  Intellectual Property shall include all:

(a)                                 applications or registrations relating to such Intellectual Property;

(b)                                 rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)                                  rights to sue for past, present or future infringements of such Intellectual Property; and

(d)                                 rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the Closing Date and through and including the sixteenth Payment Date following the Closing Date.

“Interest Period” means, initially, the period commencing on the Closing Date and ending on September 30, 2012, and, thereafter, each period ending on March 31, June 30, September 30 and December 31, as the case may be; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) the term “Interest Period” shall include any period selected by the Lender from time to time in accordance with the definition of “Post-Default Rate”.

“Invention” means any novel, inventive and useful art, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.  Invention may include a novel, inventive and useful process, apparatus or method.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Investor Subordination Agreement” means that Investor Subordination Agreement by and among the Lenders and Essex Woodlands Health Ventures Fund VII, L.P.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means the actual knowledge of any Responsible Officer or director of any Person, performing or having responsibility for administration or performance, on such Person’s behalf, of any aspect of this Agreement.  With respect to the Obligors, Knowledge also means the actual knowledge of any Responsible Officer or director of any Person, performing or having responsibility for administration or performance, on such Person’s behalf, of the Material Agreements and/or the monitoring, prosecution or enforcement of any of the Borrower Intellectual Property.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease of 4524 50th Street” means that certain lease between Borrower as lessee and Virtu Brunswick Associates, L.L.C. as lessor of those premises commonly known as 4524 50th Street, SE, Grand Rapids, Michigan.

“Lease of 4558 50th Street” means that certain lease between Borrower as lessee and Virtu Brunswick Associates, L.L.C. as lessor of those premises commonly known as 4558 50th Street, SE, Grand Rapids, Michigan.

“Lenders” means Capital Royalty Partners II L.P., Capital Royalty Partners II — Parallel Fund “A” L.P. and PIOP, together with their successors and each assignee of a Lender pursuant to Section 11.05(b) and “Lender” means any one of them.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, options or adverse claims or encumbrances of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a first priority perfected security interest, subject to any Permitted Liens, or held in an account for petty cash containing not more than $5,000.

“Loan” means (i) each loan advanced by a Lender pursuant to Section 2.01 and (ii) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d).

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, and each Warrant.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial condition, operations, performance, or Property of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Lenders under any of the Loan Documents.

“Material Agreements” means the agreements which are listed in Schedule 7.14 and all other agreements held by the Obligors from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect and “Material Agreement” means any one such agreement.

“Material Indebtedness” means, at any time, any Indebtedness of the Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $500,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, the Intellectual Property of the Obligors described in Schedule 7.05(c) and any other Intellectual Property after the date hereof that becomes material to the Borrower’s business without implying that the absence or termination of any item of such Intellectual Property would reasonably be expected to result in a Material Adverse Effect.

“Material Product” means a product licensed, manufactured or sold by the Obligors where the revenue generated by such product exceeds 15% of the aggregate revenue of the Borrower’s business in the immediately preceding year.

“Maturity Date” means the earlier to occur of (i) the twentieth Payment Date following the Closing Date and (ii) the date on which the Loans are accelerated pursuant to Section 10.02.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Note” means a promissory note executed and delivered by the Borrower to the Lenders in accordance with Section 2.04 or 3.02(d).

“Notice of Borrowing” has the meaning given to such term in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05(g)).

“Patents” is defined in the Security Agreement.

“Payment Date” means each March 31, June 30, September 30 and December 31; provided that if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Payment Date shall end on the next preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of 100% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of an Obligor; or (c) merger or consolidation or any other combination with any Person where an Obligor is the surviving entity or where if after such occurrence, the shareholders of Borrower immediately prior to such transaction own, directly or indirectly, beneficially or of record, capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; except that a Change of Control shall be deemed to occur if a member of the Existing Shareholder Group other than Essex, together with its Affiliates, owns, directly or indirectly, beneficially or of record, capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower after such occurrence, if each of the following conditions is met:

(a)                                 immediately prior to and after giving effect thereto no Default or Event of Default then shall have occurred and be continuing or would result therefrom;

(b)                                 all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of any such date);

(c)                                  no Obligor shall, in connection with any such transaction, assume or remain liable with respect to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted under Section 9.01, and (y) any other liabilities (including tax, ERISA and environmental liabilities), except to the extent the assumption of such liability would not reasonably be expected to have a Material Adverse Effect.  Any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Obligor hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;

(d)                                 the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Obligors are permitted to be engaged in under Section 9.04 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents to the extent required by Section 8.12 (unless such Lien is prohibited by applicable law or regulation, or an agreement existing prior to such Permitted Acquisition that is not with an Affiliate of either Borrower or the acquired entity, in which case such property shall be covered by a reasonable negative covenant against transfer, sale or encumbrance of such property) and shall be free and clear of any Liens, other than Permitted Liens;

(e)                                  the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(f)                                   all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(g)                                  promptly upon reasonable request by the Lenders in the case of a Permitted Acquisition for which the purchase price exceeds $10,000,000, Borrower shall provide (i) a copy of the draft purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Lenders), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending 45 days immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available, and (iii) any other information reasonably requested by the Lenders and available to Borrower;

(h)                                 Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 8.12, to the reasonable satisfaction of the Lenders;

(i)                                     at least 3 Business Days (or such shorter period agreed to by the Lenders) prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Lenders an officer’s certificate certifying that such transaction complies with this definition; and

(j)                                    immediately after giving effect to such Permitted Acquisition, Borrower shall have, on a Pro Forma Basis after giving effect to the payment of such purchase price and related costs and expenses, Liquidity at such time of no less than the minimum Liquidity levels set forth in Section 8.14(a).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, (i) the Cowboy Transaction shall be deemed to be a Permitted Acquisition, and (ii) an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if and to the extent, the Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit with Wells Fargo Bank, Bank of America, Comerica or Silicon Valley Bank issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (a) through (c) of this definition

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means Liens permitted under Section 9.02.

“Permitted Priority Debt” means Indebtedness of the Borrower, in an amount not to exceed at any time 80% of the face amount at such time of the Borrower’s non-delinquent accounts receivable; provided that (i) such Indebtedness, if secured, is secured solely by a first priority security interest in the Borrower’s accounts receivable, inventory and proceeds thereof and a security interest in other assets that is junior to Lenders’ security interests in such other assets, but is otherwise nonrecourse to the Borrower, and (ii) the holders thereof have executed and delivered to Lenders an intercreditor agreement satisfactory to the Lenders.

“Permitted Refinancing” means, with respect to any existing Indebtedness, any extensions, renewals and replacements of such existing Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (iv) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Permitted Restrictive Agreements” has the meaning set forth in Section 7.15.

“Permitted Sales and Leasebacks” has the meaning set forth in Section 9.13.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIK Period” means the period beginning on the Closing Date and ending on the earlier to occur of (i) the twelfth Payment Date after the Closing Date and (ii) the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and the twelfth Payment Date after the Closing Date).

“PIOP” means Parallel Investment Opportunities Partners II L.P., a Delaware limited partnership.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document provided to the Lenders in connection herewith.

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means a mortgage, deed of trust, debenture or other security document executed or required hereunder to be executed by any Obligor and granting a security interest in real Property owned or leased (as tenant) by any Obligor and located in the United States.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Reinvestment Yield” means, with respect to Called Principal, the sum of (x) 0.50% and (y) a U.S. Treasury obligation with a comparable maturity to the Remaining Average Life of the Loans, to be reasonably determined by the Lenders.

“Register” has the meaning set forth in Section 11.05(d).

“Regulations T, U and X” means Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal by (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal and (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date (other than, for the avoidance of doubt, scheduled amortization payments pursuant to Section 3.01(a)), provided that if such Settlement Date is not a date on which interest payments are due to be made under the Loans, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date upon prepayment or acceleration of the Loans, as the context shall require, provided that Remaining Scheduled Payments shall only include the amount of any interest at the Post-Default Rate if an Event of Default has occurred and is continuing on the Redemption Date.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” means the President, CEO, CFO, VP (Corporate Development), and VP (Operations) of Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“SBA” means U.S. Small Business Administration.

“SBIC” means Small Business Investment Company.

“SBIC Act” means Small Business Investment Act of 1958, as amended.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and the Lenders, granting a security interest in the Obligors’ personal Property in favor of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Lenders.

“Settlement Date” means, with respect to the Called Principal, the date on which such Called Principal is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements dated as of the Closing Date entered into by one or more Obligors in favor of the Lenders, each in form and substance satisfactory to the Lenders (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Subordinated Indebtedness” means (i) the Material Indebtedness listed on Schedule 10.01(g) hereto, and (ii) Indebtedness of the Obligors that is by its terms subordinated in right of payment to the Obligations of the Obligors hereunder and under the other Loan Documents, upon terms satisfactory to the Lenders.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b).

“SVB/Oxford Debt” means Indebtedness of the Borrower to Silicon Valley Bank and Oxford Finance LLC under the Loan and Security Agreement, dated as of November 7, 2011, among Borrower, Silicon Valley Bank and Oxford Finance LLC, as amended.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, know-how, software and databases, specifications, Invention disclosures, documented research, developmental, or engineering work, other technical or experimental data.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Credit Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowing (and the use of the proceeds of the Loans).

“Transfer” means any event pursuant to which the rights or obligations of the affected Party under this Agreement are or are attempted to be sold, disposed of, assigned, pledged, hypothecated, charged, mortgaged, encumbered, sublicensed or transferred and includes any transfer by operation of Law.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“Warrant” means each warrant to purchase capital stock of Borrower issued by Borrower to the Lenders in connection with the transactions contemplated under this Agreement.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02                        Other Defined Terms.  All other capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Security Documents.

1.03                        Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  All components of financial calculations made to determine compliance with this Agreement, including Section 8.14 (Financial Covenants), shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.04                        Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property).

1.05                        Changes to GAAP.  If after the date hereof any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Sections 8 and 9 hereof to be materially different than the amount that would be determined prior to such change, then:

(a)                                 the Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Lenders within 30 days of such change;

(b)                                 either the Borrower or the Lenders may indicate within 90 days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c)                                  until the Borrower and the Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;

(d)                                 if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)                                  any Event of Default arising as a result of such change which is cured by operation of this Section 1.05 shall be deemed to be of no effect ab initio.

SECTION 2
THE COMMITMENT

2.01                        Commitments.  Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make two term loans (PIK Loans shall not be regarded as “term loans” for the purpose of determining the number of “term loans”) to the Borrower, each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Proportionate Share of the amount by which the then effective Commitments exceeds the aggregate principal amount of Loans outstanding at such time.  Amounts of Loans repaid may not be reborrowed.

2.02                        Borrowing Procedures.  Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on notice given by the Borrower to the Lenders not later than 11:00 a.m. on the Borrowing Notice Date.  Each such notice (a “Notice of Borrowing”) shall be made in writing substantially similar to the form of Notice of Borrowing attached hereto as Exhibit F, which Notice of Borrowing shall inform the Lenders of the proposed Borrowing Date and the aggregate principal amount of the proposed Borrowing, and shall be signed by either Borrower’s CEO or CFO.

2.03                        Financing Fee.  On each Borrowing Date, the Borrower shall pay to each Lender a financing fee in an amount equal to 1.00% of the Loans to be advanced by such Lender on such Borrowing Date.  In addition, the Borrower shall pay to the Lenders an aggregate financing fee of $400,000, a portion of which is due to the Lenders on each issuance date of the Warrants.  The Lenders shall pay to the Borrower on each issuance date of the Warrants the purchase price for such Warrants, which purchase price for all such Warrants shall total $400,000 in the aggregate.

If more than one (1) payment by each party is to be made pursuant to the two (2) immediately preceding sentences, each of such simultaneous payments shall be in the same amount.

2.04                        Notes.  The Loans shall be evidenced by one or more promissory notes (each a “Note”).  The Borrower shall prepare, execute and deliver to the Lenders such promissory note(s) payable to the Lenders (or, if requested by the Lenders, to the Lenders and their registered assigns) and in the form attached hereto as Exhibit A.  Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 11.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.05                        Use of Proceeds.  The Borrower shall use the proceeds of the Loans to fund working capital, for general corporate purposes and for growth, modernization and/or expansion; provided that the Lenders shall have no responsibility as to the use of any of such proceeds.  No portion of such proceeds (i) will be used to acquire realty or to discharge an obligation relating to the prior acquisition of realty; (ii) will be used outside of the United States (except to pay for services to be rendered outside the United States and to acquire abroad material and equipment or property rights for use or sale in the United States, unless prohibited by SBA regulations); or (iii) will be used for any purpose contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of Section 107.720 of Title 13 of the United States Code of Federal Regulations.  The Borrower will use the proceeds of the Loans for only those purposes specified in the SBA Form 1031 provided to Lenders and the Borrower shall not violate any SBA regulations which may be applicable to it.

SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST

3.01                        Repayment.

(a)                                 Repayment.  During the Interest-Only Period, no payments of principal of the Loans shall be due.  The Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments.  The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans (for the avoidance of doubt, including the PIK Loans) outstanding on the first day following the end of the Interest-Only Period, by (b) the number of Payment Dates remaining prior to the Maturity Date.

(b)                                 Application.  Any optional or mandatory prepayment of the Loans shall be applied to the installments thereof under Section 3.01(a) in the inverse order of maturity.  To the extent not previously paid, the principal amount of the Loans, together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

3.02                        Interest.

(a)                                 Interest Generally.  Subject to Section 3.02(d), the Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans and the amount of all other outstanding monetary Obligations, in the case of the Loans, for the period from the applicable

Borrowing Date, and in the case of any other monetary Obligation, from the date such other monetary Obligation is due and payable, in each case, until paid in full, at a rate per annum equal to 15.00%.

(b)                                 Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Post-Default Rate”).  Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Post-Default Rate, it shall be paid entirely in cash.

(c)                                  Interest Payment Dates.  Accrued interest on the Loans shall be payable in arrears on the last day of each Interest Period in cash, and upon the payment or prepayment thereof (on the principal amount so paid or prepaid); provided that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(d)                                 Paid In-Kind Interest.  Notwithstanding Section 3.01(a), at any time during the PIK Period, the Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) only 11.5% of the 15% per annum interest in cash and (ii) 3.5% of the 15% per annum interest as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”).  Each PIK Loan shall be evidenced by a Note in the form of Exhibit B.  The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans.

3.03                        Prepayments.

(a)                                 Optional Prepayments.  The Borrower shall have the right to optionally prepay the outstanding principal amount of the Loans in whole (but not in part) (the “Called Principal”) on any date that is a Business Day (a “Redemption Date”) for an amount equal to an amount calculated as follows (the “Redemption Price”) plus any accrued but unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing:

(i)                                     If the Redemption Date occurs on or prior to the eighth Payment Date following the Closing Date, an amount equal to the greater of (A) the First Call Premium and (B)  the Discounted Value of the Called Principal;

(ii)                                  If the Redemption Date occurs:

(A)                               on or after the ninth Payment Date following the Closing Date, and before the thirteenth Payment Date following the Closing Date, an amount equal to the First Call Premium;

(B)                               on or after the thirteenth Payment Date following the Closing Date, and before the seventeenth Payment Date following the Closing Date, an amount equal to 103.25% of the aggregate outstanding principal amount of the Loans (including PIK Loans); and

(C)                               on or after the seventeenth Payment Date following the Closing Date, an amount equal to 100.00% of the aggregate outstanding principal amount of the Loans (including PIK Loans).

In the event that any Lender fails to honor fully its Commitment to make a Loan for any reason (excepting bases for not honoring Commitments that are expressing provided for in this Agreement) and the other Lenders do not cover the shortfall within five (5) Business Days after its occurrence, then Borrower may exercise its right to optionally prepay and if it is exercised within sixty (60) days after such Lender’s failure to honor, Borrower shall only be required to prepay 100.00% of the aggregate outstanding principal amount of the Loans (including PIK Loans), plus any accrued but unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing, as though such prepayment were covered by Section 3.03(a)(ii)(C).

On or prior to the Redemption Date, the Lenders may notify Borrower of a reduction in the amounts due under Section 3.03(a) hereof with respect to any portion of the Loans held by any entity licensed by the SBA as an SBIC.

(b)                                 Mandatory Prepayments.

(i)                                     Asset Sales.  In the event of any contemplated Asset Sale not permitted under Section 9.08(a)—(e), the Borrower shall provide 30 days’ prior written notice of such Asset Sale to the Lenders and, if within such notice period Lenders holding greater than 50% of the aggregate Commitments advise the Borrower that a prepayment is required pursuant to this Section 3.03(b)(i), the Borrower shall:  (x) where the assets sold represent substantially all of the assets or revenues of the Borrower, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 10% of the revenue of Borrower in the immediately preceding year, prepay the Loans in an amount equal to the greater of: (A) the Redemption Price applicable on the date of such Asset Sale in accordance with Section 3.03(a); and (B) an amount equal to 102.00% of the aggregate outstanding principal amount of the Loans (including PIK Loans), plus an amount equal to any accrued but unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing, and (y) for all other Asset Sales not permitted under Section 9.08(a)-(e), prepay the Loans in an amount equal to the entire amount of the Asset Sale Proceeds of such Asset Sale, plus any accrued but unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing, in the following order:

(A)                               first, in reduction of the Borrower’s obligation to pay any unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing;

(B)                               second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 11.03;

(C)                               third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans (which for greater certainty includes any PIK Loans);

(D)                               fourth, in reduction of any other Obligation; and

(E)                                fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

(ii)                                  Change of Control.  In the event of a Change of Control of the Borrower, the Borrower shall provide notice of such Change of Control to the Lenders within five (5) Business Days after a Responsible Officer first becomes aware thereof, and if within 10 days of receipt of such notice Lenders holding greater than 50% of the aggregate Commitments notify the Borrower in writing that a prepayment is required pursuant to this Section 3.03(b)(ii), the Borrower shall prepay the Loans in an amount equal to the greater of: (A) the Redemption Price applicable on the date of such Change of Control in accordance with Section 3.03(a); and (B) 102.00% of the aggregate outstanding principal amount of the Loans (including PIK Loans), plus an amount equal to any accrued but unpaid interest (including any interest in respect of PIK Loans) and any fees which are due and owing.

SECTION 4
PAYMENTS, ETC.

4.01                        Payments.

(a)                                 Payments Generally.  Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by the Lenders by notice to the Borrower, not later than 4:00 p.m. Houston time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)                                 Application of Payments.  Each Obligor shall, at the time of making each payment under this Agreement and the Notes, specify to the Lenders the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c)                                  Non-Business Days.  If the due date of any payment under this Agreement (other than of principal of or interest on the Loans or the Notes) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02                        Computations.  All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days consisting of 12 months of 30 days each and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.03                        Notices.  Each notice of optional prepayment shall be effective only if received by the Lenders not later than 4:00 p.m. Houston time on the date one Business Day prior to the date of prepayment.  Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

4.04                        Set-Off.

(a)                                 Set-Off Generally.  Upon the occurrence and during the continuance of any Event of Default, the Lenders and each of their Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lenders, whether or not the Lenders shall have made any demand and although such obligations may be unmatured. The Lenders agree promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lenders and their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and their Affiliates may have.

(b)                                 Exercise of Rights Not Required.  Nothing contained herein shall require the Lenders to exercise any such right or shall affect the right of the Lenders to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5
YIELD PROTECTION, ETC.

5.01                        Additional Costs.

(a)                                 Change in Requirements of Law Generally.  If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans, the Notes or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under the Notes, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes and (ii) Taxes described in clauses (c) and (d) of the definition of the term “Excluded Taxes”), then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 Change in Capital Requirements.  If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a applicable change in Requirement of Law under Section 5 hereof, regardless of the date enacted, adopted or issued.

(c)                                  Notification by Lender.  The Lenders will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01.  Before giving any such notice pursuant to this subsection (c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender.  A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder and also setting forth in reasonable detail the basis for calculating the additional amounts claimed to be owed to such Lender, shall be conclusive and binding on the Borrower in the absence of manifest error.

5.02                        Reserved.

5.03                        Illegality.  Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the greater of: (A) the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a); and (B) an amount equal to 101.00% of the outstanding principal amount of the Loans.

5.04                        Reserved.

5.05                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)                                 Indemnification.  The Borrower shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(e)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall deliver such other documentation prescribed by applicable law as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.05(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                  Mitigation Obligations.  (a) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or 5.05, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or 5.05, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender.

The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6
CONDITIONS PRECEDENT

6.01                        Conditions to Initial Borrowing.  The obligation of each Lender to make a Loan as part of the first Borrowing hereunder shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a)                                 Borrowing Date.  Borrower shall request that such Loan be advanced on or before August 10, 2012;

(b)                                 Amount of Initial Borrowing.  The amount of such Borrowing shall equal or exceed $25,000,000, of which $10,000,000 shall be directed by Borrower to the payment of Subordinated Indebtedness upon such Borrowing, as permitted in accordance with Section 9.06(d) hereunder;

(c)                                  No Other Secured Debt.  On the Closing Date, no Obligor shall have any secured Indebtedness outstanding or available to be drawn, other than under this Agreement and under any Permitted Indebtedness;

(d)                                 Terms of Material Agreements, Etc.  Lenders shall be satisfied that the Obligors are acting reasonably with the terms and conditions of all of the Obligors’ Material Agreements;

(e)                                  No Law Restraining Transactions.  No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions;

(f)                                   Payment of Fees.  Lenders shall be satisfied with the arrangements to deduct the fees set forth herein from the proceeds advanced;

(g)                                  Updated Lien Searches.  Lenders shall be satisfied with updated Lien searches provided by the Borrower or its counsel to the Lenders within two Business Days prior to Closing.

(h)                                 Documentary Deliveries.  The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i)                                     Agreement.  This Agreement duly executed and delivered by the Borrower and each of the other parties hereto.

(ii)                                  Security Documents.

(A)                               The Security Agreement, duly executed and delivered by each of the Obligors;

(B)                               Each Real Property Security Document, duly executed and delivered by each of the Obligors party thereto with respect to real property owned by Borrower;

(C)                               Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor;

(D)                               Evidence of filing of UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be;

(E)                                Evidence of registration in the appropriate offices of the Real Property Security Documents with respect to real property owned by Borrower;

(F)                                 Evidence of filing of each of the Short-Form IP Security Agreements in the United States Patent and Trademark Office or the United States Copyright office, as applicable; and

(G)                               Without limitation, all other documents and instruments reasonably required to perfect the Lenders’ Lien on, and security interest in, the Collateral required to be delivered on or prior to the Closing Date (including delivery of any capital stock certificates and undated stock powers executed in blank) shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Lenders, a perfected Lien on, and security interest in, the Collateral, subject only to liens securing Permitted Indebtedness.

(iii)                               [INTENTIONALLY LEFT BLANK].

(iv)                              Intercreditor Agreement.  Each holder of Permitted Priority Debt shall have executed and delivered to the Lenders an intercreditor agreement.

(v)                                 Warrants.  The Warrants, duly executed and delivered by the Borrower.

(vi)                              Notes.  Any Notes requested in accordance with Section 2.04.

(vii)                           Approvals.  Copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

(viii)                        Corporate Documents.  Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation) and of resolutions of the Board of Directors (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.

(ix)                              Incumbency Certificate.  A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the

Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(x)                                 Officer’s Certificate.  A certificate, dated the Closing Date and signed by the President, a Vice President or a financial officer of the Borrower, confirming compliance with the conditions set forth in Section 6.01.

(xi)                              Opinions of Counsel.  A favorable opinion, dated the Closing Date, of counsel to each Obligor in form acceptable to the Lenders and their counsel.

(xii)                           Insurance.  Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.05(b) and the designation of the Lenders as the loss payees or additional named insured, as the case may be, thereunder.

(xiii)                        SBA Forms.  Completed SBA Forms 480, 652, and 1031 (Parts A and B).

(xiv)                       Investor Subordination Agreement.  The Investor Subordination Agreement duly executed and delivered by Essex Woodlands Health Ventures Fund VII, L.P. in a form mutually acceptable to the Lenders and Essex Woodlands Health Ventures Fund VII, L.P.

The parties hereto agree that if the Closing Date does not occur on or before August 10, 2012 (or such later date as mutually agreed between the parties hereto), this Agreement and the other Loan Documents shall terminate without any further action by any Person as of such date, and as of such date, (i) all indebtedness and obligations of the Obligors under this Agreement and the other Loan Documents shall terminate without any further action by any Person, other than those obligations that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including those referred to in Section 11.06 hereto; and (ii) all security interests and other liens of every type at any time granted to or held by Lenders as security for the indebtedness and obligations of the Obligors under this Agreement and the other Loan Documents shall terminate without any further action by any Person.  The parties agree to take such necessary action promptly to effect the foregoing, including filing any termination statements of Uniform Commercial Code financing statements and intellectual property security agreement releases with the United States Patent and Trademark Office and the United States Copyright Office, and promptly to take any other action necessary to cure any default or event of default that has arisen under any documentation relating to the Permitted Priority Debt or the SVB/Oxford Debt in connection with the Transactions.

6.02                        Conditions to Subsequent Borrowing.  The obligation of each Lender to make a Loan as part of a subsequent Borrowing hereunder is subject to the following conditions precedent:

(a)                                 Two Borrowings.  After giving effect to such Borrowing, no more than two Borrowings (excluding PIK Loans) shall have been made.

(b)                                 Warrants.  The Warrants, duly executed and delivered by the Borrower.

6.03                        Conditions to Each Borrowing.  The obligation of each Lender to make a Loan as part of any Borrowing hereunder (including the first Borrowing) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date:

(a)                                 Commitment Period.  Such Borrowing Date shall occur during the Commitment Period;

(b)                                 No Default; Representations and Warranties.  Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i)                                     no Default shall have occurred and be continuing; and

(ii)                                  the representations and warranties made by the Borrower in Section 7, (except for the representation in Section 7.04(b)) shall be true on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date.

(c)                                  Financing Fee.  Except in the case of any PIK Loan, each Lender shall have received its Financing Fee.

(d)                                 Notice of Borrowing.  Except in the case of any PIK Loan, Capital Royalty Partners II L.P. shall have received a Notice of Borrowing as and when required pursuant to Section 2.02, substantially in the form attached hereto as Exhibit F.

Each Borrowing shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 6.03 have been fulfilled as of the applicable Borrowing Date.

6.04                        Real Property Security Agreement Documents on Leasehold Interests.  Borrower will employ commercially reasonable efforts to obtain Real Property Security Documents with respect to its interests under the Lease of 4524 50th Street and the Lease of 4558 50th Street within a commercially reasonable period of time, provided that Borrower’s inability to obtain them with respect to either or both such leases shall not affect Borrower’s rights to draw Loans or constitute a Default under this Agreement so long as Borrower employs commercially reasonable efforts.

SECTION 7
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that, except as represented to the contrary in the Disclosure Schedules:

7.01                        Power and Authority.  Each of Borrower and its Subsidiaries (a) is a duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a

Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder, (e) is in material compliance with all applicable laws and regulations to which it is subject and all material agreements to which it is a party, and (f) has good title to all its assets, free and clear of any Liens or adverse claims except as expressly permitted by this Agreement.

7.02                        Authorization; Enforceability.  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03                        Governmental and Other Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) consents in connection with the Permitted Priority Debt and the SVB/Oxford Debt, (ii) such as have been obtained or made and are in full force and effect and (iii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, other than any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower and its Subsidiaries.

7.04                        Financial Statements; Material Adverse Change.

(a)                                 Financial Statements.  The Borrower has heretofore furnished to the Lenders certain historical financial statements as provided for in Section 8.01.  Such historical financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements previously-delivered statements of the type described in Section 8.01(b).  Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements and related footnotes.

(b)                                 No Material Adverse Change.  Since December 31, 2011, there has been no Material Adverse Change.

7.05                        Properties.

(a)                                 Property Generally.  Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Intellectual Property. The Obligors represent and warrant to the Lenders as of the date hereof as follows, and the Obligors acknowledge that the Lenders are relying on such representations and warranties in entering into this Agreement:

(i)                                     Schedule 7.05(b) contains:

(A)                               a complete and accurate list of all Material Agreements;

(B)                               a complete and accurate list of all applied for or registered Patents, including the jurisdiction and patent number;

(C)                               a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date;

(D)                               a complete and accurate list of all applied for or registered Copyrights;

(ii)                                  The Obligors are the absolute registered beneficial owner of all right, title and interest in and to and have the right to use the Borrower Intellectual Property with no breaks in chain of title, with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens.  Without limiting the foregoing, and except as set forth in Schedule 7.05(b):

(A)                               other than with respect to the Material Agreements, the Obligors have not Transferred ownership of Material Intellectual Property, in whole or in part, to any other Person;

(B)                               other than the Material Agreements, and other than customary restrictions in in-bound licenses of Intellectual Property, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims or other agreements or arrangements relating to Borrower’s Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;

(C)                               the use of any of the Borrower Intellectual Property, to the best of Borrower’s Knowledge, does not breach, violate, infringe or interfere with or constitutes a misappropriation of any rights, including any Intellectual Property of any other Person;

(D)                               there are no pending or, to the Knowledge of any of the Responsible Officers, threatened Claims against the Obligors asserted by any other Person relating to the Borrower Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property.  The Obligors have not received any information from, or Claim by, any Person that its business, the use of the Borrower Intellectual Property, or the manufacture, use or sale of any product or the performance of any service infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with any other Intellectual Property of any other Person;

(E)                                the Obligors have no Knowledge that the Borrower Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors.  Without limiting the foregoing, the Obligors have not put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Borrower Intellectual Property.  The Obligors have not initiated any Claim including any enforcement action with respect to any of the Borrower Intellectual Property;

(F)                                 all relevant current employees of the Borrower have executed written Contracts with the Borrower that irrevocably assign to the Borrower all of their rights to any Inventions, improvements, discoveries or information relating to Borrower’s business;

(G)                               the Borrower Intellectual Property is all the Intellectual Property necessary for the operation of the Borrower’s business as it is currently conducted;

(H)                              the Obligors have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Borrower Intellectual Property consisting of trade secrets and confidential information (including the enforcement by each Obligor of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the applicable Obligor’s standard form, and all current and former employees and contractors of such Obligor have executed such an agreement).

(I)                                   the Obligors have delivered to the Lenders accurate and complete copies, of all Material Agreements relating to the Borrower Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which an Obligor is the licensee;

(J)                                   there are no pending or, to the Knowledge of any of the Obligors, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.  The Obligors have not received any information from, or Claim by, any Person that any of the Material Agreements is breached or is in default.  There are no outstanding and, to the Obligors’ Knowledge, no threatened disputes or disagreements with respect to any such Contract;

(iii)                               With respect to the Borrower Intellectual Property consisting of Patents, and without limiting the representations and warranties in Section 7.05(b)(ii):

(A)                               each of the issued claims in such Patents, to Borrower’s Knowledge, is valid and enforceable;

(B)                               the inventors claimed in such Patents have executed written Contracts with the Borrower that properly and irrevocably assign to the Borrower all of their rights to any of the Inventions claimed in such Patents;

(C)                               all such Patents are in good standing and none of the Patents, or the Inventions claimed in them, have been dedicated to the public;

(D)                               during the prosecution of such Patents, to Borrower’s Knowledge, all material prior art to the Obligors Patent rights was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents;

(E)                                subsequent to the issuance of such Patents, neither the Borrower or any Subsidiary Guarantors or their predecessors in interest, have filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)                                 no allowable or allowed subject matter of the such Patents, to Borrower’s Knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination or opposition proceedings;

(G)                               no such Patents, to Borrower’s Knowledge, have ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable Patent Office recorded with respect to Patents, the Obligors do not know of and have not received any notice or information of any kind from any source suggesting that such Patents may be invalid, unpatentable, or unenforceable.  If any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this Transaction;

(H)                              the Obligors have not received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents may succeed;

(I)                                   the Obligors have no Knowledge that they or any prior owner of the Borrower Intellectual Property or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J)                                   all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay would not reasonably be expected to result in a Material Adverse Change.

(iv)                              none of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Borrower Intellectual Property and the Borrower’s business.

(c)                                  Material Intellectual Property.  Schedule 7.05(c) contains an accurate list of Intellectual Property of the Obligors that is material to the Borrower’s business.

7.06                        No Actions or Proceedings.

(a)                                 Litigation.  There is no litigation, investigation or proceeding pending or, to the best of the Borrower’s Knowledge, threatened with respect to the Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 hereto or (ii) that involves this Agreement or the Transactions.

(b)                                 Environmental Matters.  The operations and Property of the Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Labour Matters.  The Borrower has not engaged in unfair labour practices and there are no material labour actions or disputes involving the employees of the Borrower.

7.07                        Compliance with Laws and Agreements.  Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

7.08                        Taxes.  Each of the Obligors has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except local taxes not in excess of $10,000 in the aggregate at any time and taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09                        Full Disclosure.  The Borrower has disclosed to the Lenders all Material Agreements which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10                        Regulation.

(a)                                 Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)                                 Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation U or X of the Board.

7.11                        Solvency.  The Borrower is and, immediately after giving effect to the Borrowing and the use of proceeds thereof will be, Solvent.

7.12                        Subsidiaries.  Schedule 7.12 is a complete and correct list of all Subsidiaries of the Borrower as of the date hereof, each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by the Borrower of each such Subsidiary is as shown in said Schedule 7.12.

7.13                        Indebtedness and Liens.  Schedule 7.13(a) is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding as of the date hereof.  Schedule 7.13(b) is a complete and correct list of all Liens granted by the Borrower and other Obligors with respect to their respective Property and outstanding as of the date hereof.

7.14                        Material Agreements.  Schedule 7.14 is a complete and correct list of each Material Agreement of the Borrower and each of its Subsidiaries existing on the date hereof, plus each agreement creating or evidencing any Material Indebtedness.  Neither the Borrower nor any of its Subsidiaries is in material default under any Material Agreement.  Except as otherwise disclosed in writing to the Lenders, all material vendor purchase agreements and provider contracts of the Obligors are in full force in effect without material modification from the form in which the same were disclosed to the Lenders.

7.15                        Restrictive Agreements.  None of the Subsidiaries of the Borrower or the Borrower is subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.10, except for any indenture, agreement, instrument or other arrangement described on Schedule 7.15 (a “Permitted Restrictive Agreement”).

7.16                        Real Property.  Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.  The premises covered by the Lease of 4524 50th Street and the Lease of 4558 50th Street are the Borrower’s only commercial manufacturing facilities.

7.17                        Pension Matters.  Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur.  The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained.  As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower not any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18                        Collateral; Security Interest.  Each Security Document is effective to create in favor of the Lenders a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document.  The Security Documents collectively are effective to create in favor of the Lenders a legal, valid and enforceable security interest in all of the Borrower’s and the Subsidiary Guarantors’ assets, which security interests are first-priority (except in the case of security interests on assets securing Permitted Priority Debt, in which case Lenders’ Liens are subordinate solely to the Liens described in the definition of “Permitted Priority Debt”).

7.19                        Regulatory Approvals.  The Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for the Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted.

7.20                        Small Business Concern.  The Borrower, together with its “affiliates” (as that term is defined in Title 13 of the United States Code of Federal Regulations) is a “Small Business” within the meaning of the SBIC Act, and the regulations promulgated thereunder (including part 107 and 121 of Title 13 of the United States Code of Federal Regulations).  The Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, the purchase or discounting of debt obligations, factoring or long term leasing of equipment with no provision for maintenance or repair, and the Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual.  The Borrower acknowledges that it has been advised that PIOP is a Small Business Investment Company and licensee under the SBIC Act.The information regarding the Borrower and its affiliates set forth in the SBA Form 480, Form 652, and Form 1031 and the Use of Proceeds Statement delivered on the Closing Date is accurate and complete.

SECTION 8
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on the Loans and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:

8.01                        Financial Statements and Other Information.  The Borrower will furnish to the Lenders:

(a)                                 as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year (or 90 days, in the case of the fourth fiscal quarter), the consolidated and consolidating balance sheets of the Obligors as of the end of such quarter, and the related consolidated and consolidating statements of income, and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)                                 as soon as available and in any event within 150 days after the end of each fiscal year, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Deloitte and Touche or another firm of independent certified public accountants of recognized national standing acceptable to the Lenders;

(c)                                  together with the financial statements required pursuant to Sections 8.01(a), (b) and (c), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”), attaching any written post-audit communications from auditors that are material that are raised by auditors and presented to Borrower’s audit committee;

(d)                                 within 21 calendar days following the end of each month, evidence satisfactory to the Lenders, based upon Borrower’s bank account statements that the Borrower has met its minimum Liquidity requirement set out in Section 8.14(a) after deducting any Indebtedness permitted by Section 9.01(i);

(e)                                  once a year or as reasonably requested, a consolidated financial forecast for the Borrower and its Subsidiaries for the following five fiscal years, including forecasted consolidated balance sheets, consolidated statements of income, and cash flows of the Borrower and its Subsidiaries;

(f)                                   promptly after the same are released, copies of all press releases;

(g)                                  promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor; and

(h)                                 the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

8.02                        Notices of Material Events.  The Borrower will furnish to the Lenders written notice of the following promptly after a Responsible Officer first learns of the existence of:

(a)                                 the occurrence of any Default;

(b)                                 notice of the occurrence of any event with respect to its property or assets resulting in a loss aggregating $750,000 (or the Equivalent Amount in other currencies) or more;

(c)                                  (A) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws which could reasonably be expected to involve damages in excess of $100,000.00, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Borrower’s Knowledge, threatened against or affecting the Borrower and any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

(d)                                 the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $100,000.00 other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates (exclusive of Essex) which could reasonably be expected to involve damages in excess of $100,000.00 that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, including, in any event, any filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates (exclusive of Essex);

(f)                                   (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)                                  (i) the termination of any Material Agreement; (ii) the entering into of any new Material Agreement by an Obligor; or (iii) any material amendment to a Material Agreement;

(h)                                 the reports and notices as required by the Security Documents;

(i)                                     promptly after the occurrence thereof, notice of any labour controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labour disruption against or involving an Obligor;

(j)                                    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; or

(k)                                 such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Lenders may from time to time reasonably request.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03                        Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03. Without obtaining the prior written approval of PIOP, the Borrower will not change within one (1) year after the Closing Date, the Borrower’s business activity to a business activity to which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

8.04                        Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labour, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are local taxes not in excess of $10,000 in the aggregate at any time being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all Indebtedness other than Permitted Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

8.05                        Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Lenders, the Borrower shall furnish the Lenders from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies.  The Borrower shall also furnish to the Lenders from time to time upon the request of the Lenders a certificate, letter or other communication from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this subsection.  The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this subsection shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the Borrower without at least 30 days’ prior written notice to the Borrower and the Lenders.  Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Lenders to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower.

8.06                        Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers (and if necessary after such discussions with Borrower’s officers, its independent accountants), all at such reasonable times not more often than once a year unless an Event of Default has occurred and is continuing.

8.07                        Compliance with Laws and Other Obligations.  The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other material contractual obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.08                        Maintenance of Properties, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

8.09                        Licenses.  The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.10                        Action under Environmental Laws.  The Borrower shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials (except Hazardous Materials used by Borrower or its Subsidiaries in the ordinary course of business) or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11                        Use of Proceeds.  The proceeds of the Loans will be used only as provided in Section 2.04.  No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.Neither the Borrower nor any of its affiliates (as that term is defined in Section 121.103 of Title 13 of the United States Code of Federal Regulation) will engage in any activities or use directly or indirectly the proceeds from the Loans for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act as set forth in Section 107.720 of Title 13 of the United States Code of Federal Regulation.

8.12                        Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)                                 Subsidiary Guarantors.  The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries that are Domestic Subsidiaries of the Borrower, or such Foreign Subsidiaries as provided under Section 8.12(b), are “Subsidiary Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary or a Foreign Subsidiary meeting the requirements of Section 8.12(b), the Borrower and its Subsidiaries will:

(i)                                     cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii)                                  take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii)                               cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Lenders in respect of all outstanding issued shares of such Subsidiary; and

(iv)                              deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 on the Closing Date or as the Lenders shall have requested.

(b)                                 Foreign Subsidiaries.  In the event that Foreign Subsidiaries at any time have, in the aggregate, (i) total revenues constituting 10% or more of the total revenues of the Borrower and its Subsidiaries on a consolidated basis, or (ii) total assets constituting 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis, promptly (and, in any event, within 30 days after such time) the Borrower shall cause one or more of such Foreign Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the remaining Foreign Subsidiaries in the aggregate shall cease to have revenues or assets, as applicable, that meet the thresholds set forth in subparts (i) and (ii) above; provided that no Foreign Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in adverse tax consequences for the Borrower and its Subsidiaries, taken as a whole.

(c)                                  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, the Borrower will, and will cause each other Obligor that is a Domestic Subsidiary or a Foreign Subsidiary meeting the requirements of Section 8.12(b) to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Lenders to create, in favor of the Lenders, perfected security interests and Liens in substantially all of the personal property of such Obligor as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13                        Termination of Non-Permitted Liens.  In the event the Borrower or any of its Subsidiaries shall become aware or be notified by the Lenders of the existence of any outstanding Lien against any Property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14                        Financial Covenants.

(a)                                 Minimum Liquidity.  The Borrower shall have average daily Liquidity of at least the lesser of (i) $5,000,000, and (ii) the greater of (x) $2,000,000 and (y) the minimum cash balance required pursuant to the terms governing the Permitted Priority Debt, provided that the Borrower shall be permitted to have Liquidity of less than $2,000,000 for a maximum of five (5) non-consecutive days during each fiscal quarter.  The Borrower shall keep no more than $5,000 in any account that is not governed by a control agreement in favor of the Lenders.

(b)                                 Minimum Revenue.  The Borrower shall have:

(i)                                     During the annual period ending on the fourth Payment Date following the Closing Date, revenues equal to or exceeding $35,000,000; and

(ii)                                  During each fiscal year starting with the fiscal year ending September 30, 2014, revenues equal to or exceeding the sum of (x) the minimum revenue required under this Section 8.14(b) for the preceding fiscal year (or, in the case of the first fiscal year measured under this Section 8.14(b)(ii), for the period described in Section 8.14(b)(i)) and (y) $5,000,000.

8.15                        Intellectual Property.

(a)                                 Notwithstanding any provision in this Agreement or any other writing to the contrary, the Lenders are not assuming any liability or obligation of the Borrowers, the Subsidiary Guarantors or their Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Obligors, the Subsidiary Guarantors and/or their Affiliates as the case may be.  Without limiting the foregoing, the Lenders are not assuming and shall not be responsible for any liabilities or Claims of the Borrowers, the Subsidiary Guarantors or their Affiliates, whether present or future, absolute or contingent and whether or not relating to the Obligors, the Borrower Intellectual Property, and/or the Material Agreements, and the Borrower shall indemnify and save harmless the Lenders from and against all such liabilities, Claims and Liens.  Without limiting the foregoing, this Agreement shall not constitute an agreement to assign any Contracts of or Borrower Intellectual Property to the Lenders.

(b)                                 The Obligors covenant and agree that without the prior written consent of the Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, the Obligors shall not Transfer or encumber any of their rights under the Material Agreements, the Borrower Intellectual Property or the revenue of the business except as permitted under this Agreement.

(c)                                  In the event that the Obligors acquire Borrower Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Borrower Intellectual Property shall automatically constitute part of the Collateral, without further action by any party.

8.16                        Small Business Documentation.  The Borrower will complete, execute and deliver to PIOP, prior to the Closing Date, SBA Forms 480, 652, and 1031 (Parts A and B).

SECTION 9
NEGATIVE COVENANTS

Borrower may terminate the Commitments by delivery of a written termination notice to Lenders which shall terminate the Commitments at 4:00 pm Houston time on the second Business Day after receipt by Lenders.  Until the Commitments have expired or been terminated and the principal of and interest on the Loans and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

9.01                        Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except (collectively, “Permitted Indebtedness”):

(a)                                 the Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth on Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Lenders;

(c)                                  Permitted Priority Debt;

(d)                                 accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e)                                  Indebtedness consisting of guarantees resulting from real property leases entered by Subsidiaries and endorsement of negotiable instruments for collection by the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(f)                                   Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(g)                                  Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor; provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(h), does not exceed $250,000 (or the Equivalent Amount in other currencies) at any time;

(h)                                 normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(g), does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(i)                                     Indebtedness assumed or taken subject to in any Permitted Acquisition provided that such Indebtedness does not exceed $5,000,000 or 15% of the total assets of the acquired entity, whichever is smaller; and

(j)                                    Indebtedness approved in advance in writing by the Lenders.

9.02                        Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a)                                 Liens created pursuant to the Security Documents;

(b)                                 any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  Liens described in the definition of “Permitted Priority Debt”;

(d)                                 Liens securing Indebtedness permitted under Section 9.01(b);

(e)                                  Liens securing Indebtedness permitted under Section 9.01(h); provided that such Liens are restricted solely to the collateral described in Section 9.01(h);

(f)                                   Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(g)                                  pledges or deposits made in the ordinary course of business in connection with real property leases or with workers’ compensation, unemployment insurance or other similar social security legislation;

(h)                                 Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(i)                                     servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which in the aggregate do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(j)                                    with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(c) through (j) shall apply to any Material Intellectual Property.

9.03                        Fundamental Changes and Acquisitions.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation or consolidation excepting Acquisitions permitted by the immediately following sentence, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) without the prior written consent of the Lenders.  The Borrower will not, nor will it permit any of its Subsidiaries to, make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person except for Permitted Acquisitions and purchases of inventory and other property to be sold or used in the ordinary course of business and Investments permitted under Section 9.05.

Notwithstanding the foregoing provisions of this Section 9.03:

(a)                                 any Subsidiary Guarantor may be merged, amalgamated or consolidated with or into the Borrower or any other Subsidiary Guarantor;

(b)                                 any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary Guarantor; and

(c)                                  the capital stock of any Subsidiary Guarantor may be sold, transferred or otherwise disposed of to the Borrower or another Subsidiary Guarantor.

9.04                        Lines of Business.  The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto.

9.05                        Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)                                 Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)                                 operating deposit accounts with banks;

(c)                                  extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)                                 Permitted Cash Equivalent Investments;

(e)                                  Investments by the Borrower and the Subsidiary Guarantors in the Borrower and its wholly-owned Subsidiary Guarantors (for greater certainty, the Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries);

(f)                                   Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $100,000 (or the Equivalent Amount in other currencies);

(g)                                  Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)                                 employee loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $250,000 outstanding at any time (or the Equivalent Amount in other currencies); and

(i)                                     Investments received in connection with any insolvency proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients.

9.06                        Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or any payment with respect to the Subordinated Indebtedness, except:

(a)                                 the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b)                                 the Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests at any time from Essex and otherwise from any other Person with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other equity interests;

(c)                                  for the payment of dividends by any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor;

(d)                                 Borrower may repay up to $10,000,000 in principal, interest and fee payments on the notes listed on Schedule 10.01(g) hereto; and

(e)                                  the Borrower may utilize additional cash made available to Borrower as a result of the Cowboy Transaction for any use described in Section 2.05 (other than to make any payment with respect to the Subordinated Indebtedness).

9.07                        Reserved.

9.08                        Sales of Assets, Etc.  Unless the Borrower simultaneously makes the prepayment required under Section 3.03(b)(i), the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except for (“Permitted Transfers”) (a) transfers of cash in the ordinary course of its business for equivalent value, (b) sales of inventory in the ordinary course of its business on ordinary business terms, (c) development and other collaborative arrangements where such arrangements provide for the licenses of Patents, Trademarks, Copyrights and other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time and provided that such licenses must be a true license as opposed to licenses that are sales transactions in substance, (d) transfers of Property by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, or (e) dispositions of obsolete or worn out property, tools or equipment no longer used or useful in the Business.

9.09                        Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties; provided that such permitted transactions under this clause, (i) shall not include any transaction of merger, amalgamation, consolidation, or sale of all or substantially all assets with an Affiliate (other than between Borrower and its Subsidiaries), and (ii) shall be limited to transactions in the ordinary course of business totaling not exceeding $5,000,000 in projected annual revenues to Borrower or its Subsidiaries; (b) transactions between or among Obligors; (c) any Restricted Payment permitted by Section 9.06; (d) issuances by the Borrower of equity interests and receipt by the Borrower of capital contributions, each at fair market value; (e) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary in the ordinary course of business; and (f) Essex’s existing Investments, amendments to such existing Investments, and future Investments in the Borrower.

9.10                        Restrictive Agreements.  Except for Permitted Restrictive Agreements, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(a)                                 the foregoing shall not apply to (x) restrictions and conditions imposed by law or by this Agreement and (y) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(b)                                 clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases, in-bound license of Intellectual Property and other contracts restricting the assignment thereof.

9.11                        Amendments to Material Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any material amendment to or modification of any Material Agreement in a manner adverse to the Borrower that could reasonably be expected to decrease Borrower’s revenues by more than $2,000,000 in the next twelve months following such amendment or modification, or terminate any Material Agreement (unless replaced with another agreement that, viewed as a whole, is on better terms for the Borrower or such Subsidiary) without in each case the prior written consent of the Lender (which consent shall not be unreasonably withheld, delayed or conditioned).  This Section 9.11 shall not apply to the Actavis Settlement Agreement,  the Lease of 4524 50th Street or the Lease of 4558 50th Street.

9.12                        Operating Leases.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:

(a)                                 operating leases between the Borrower and any of its wholly owned Subsidiaries or between any of its wholly owned Subsidiaries; and

(b)                                 operating leases (excluding current operating leases listed on Schedule 9.12) which would not cause the Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $2,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.13                        Sales and Leasebacks.  Except as disclosed on Schedule 9.13 (“Permitted Sales and Leasebacks”), the Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14                        Hazardous Material.  The Borrower shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

9.15                        Accounting Changes.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries, except to change the fiscal year of a Subsidiary acquired in connection with a permitted acquisition to conform its fiscal year to the Borrower’s.

9.16                        Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

SECTION 10
EVENTS OF DEFAULT

10.01                 Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 10.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall:  (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d)                                 the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12 or 8.14 or in Section 9 or any Obligor shall default in the performance of any of its obligations contained in Section 3.2 of the Security Agreement or in similar provisions in the other Security Documents;

(e)                                  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), (b) or (d)) or any other Loan Document and such failure shall continue unremedied for a period of 20 or more days after written notice thereof from the Lenders is received by a Responsible Officer of Borrower;

(f)                                   the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g)                                  (ii) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement, (ii) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (iii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 10.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; provided further that with respect to the Material Indebtedness listed on Schedule 10.01(g) hereto, an Event of Default shall occur only when the holder or holders of such Material Indebtedness demand payment, repurchase, redemption or defeasance thereof, or otherwise exercise remedies available to it against Borrower and its property.

(h)                                 the Borrower or any Subsidiary:

(i)                                     becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)                                  commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)                               institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)                              applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v)                                 takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 10(h) or in (i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i)                                     any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any Subsidiary:

(i)                                     seeking to adjudicate it an insolvent;

(ii)                                  seeking a receiving order against it;

(iii)                               seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)                              seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply, and provided further that if the Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j)                                    any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 10.01(h) or (i);

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l)                                     (i) an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $50,000 in any year or (ii) $100,000 for all periods;

(m)                             a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Material by the Borrower or any of its Subsidiaries or predecessors that are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by insurance or other creditworthy Persons jointly and severally liable therefor);

(n)                                 a Change in Control shall have occurred and Borrower has not prepaid the Loans pursuant to Section 3.03(b)(ii);

(o)                                 a Material Adverse Change shall occur; or

(p)                                 (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lenders, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 12) shall for whatever reason be terminated or cease to be in full force and effect, (ii) the enforceability of any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 12) shall be contested by any Obligor.

10.02                 Remedies.  Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 10.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any an Event of Default described in Section 10.01(h), (i) or (j), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 11
MISCELLANEOUS

11.01                 No Waiver.  No failure on the part of the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02                 Notices.  All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to the Borrower, another Obligor or the Lenders, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.  All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

11.03                 Expenses, Indemnification, Etc.

(a)                                 Expenses.  The Borrower agrees to pay or reimburse (i) the Lenders for all of its reasonable out of pocket costs and expenses (including the reasonable fees and expenses of Morrison & Foerster LLP, special counsel to the Lenders, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) reasonable post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that the Borrower shall not be required to pay or reimburse any amounts pursuant to Section 11.03(a)(i)(x) in excess of $300,000; provided further that, so long as the Loans are consummated and all Commitments fully drawn prior to the expiry of the Commitment Period then such fees shall be credited from the fee paid by the Borrower pursuant to Section 2.03.

(b)                                 Indemnification.  The Borrower hereby indemnifies the Lenders, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability, obligation, penalty, action, judgment, suit, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.  Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.”  No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

11.04                 Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lenders.

11.05                 Successors and Assigns.

(a)                                 General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.  Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder to an assignee in accordance with the provisions of Section 11.05(b), (ii) by way of participation in accordance with the provisions of Section 11.05(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.05(f).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.05(d) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any of the Lenders may at any time assign to one or more Eligible Transferees all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower, and, provided further, that in all events, the original

Lenders shall retain the right to vote more than 50% of the aggregate Commitments, except that the Lenders or entities controlled by Capital Royalty, L.P. may assign the right to vote their Commitments in connection with a securitization transaction or other leveraged arrangement that such Lenders or controlled entities may enter into with respect to their loan portfolios.  Subject to the recording thereof by the Lenders pursuant to Section 11.05(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lenders under this Agreement, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5 and Section 11.03.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.05(e).

(c)                                  Amendments to Loan Documents.  Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 11.05.  Any consent, approval, (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by Lenders holding greater than 50% of the Commitment; provided however, that the consent of all of the Lenders shall be required to:

(i)                                     amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)                                  amend the provisions of Section 6;

(iii)                               amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto otherwise than pursuant to the terms hereof or thereof; or

(iv)                              amend this Section 11.05(c).

(d)                                 Register.  The Lenders, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Participations.  Any of the Lenders may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest.  Subject to Section 11.05(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.05(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f)                                   Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.05 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)                                  Certain Pledges.  The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Note to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

11.06                 Survival.  The obligations of the Borrower under Sections 5.01, 5.03, 5.05, the last paragraph of Section 6.01, Sections 11.03, 11.05, 11.09, 11.10, 11.11, 11.12, 11.13, 11.14 and Section 12 (to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Loans and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be

“Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Loans, herein or pursuant hereto shall survive the making of such representation and warranty.

11.07                 Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.09                 Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

11.10                 Jurisdiction, Service of Process and Venue.

(a)                                 Submission to Jurisdiction.  Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 11.10(a) is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)                                 Reserved

(c)                                  Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(d)                                 Waiver of Venue, Etc.  Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

11.11                 Waiver of Jury Trial.  EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12                 Waiver of Immunity.  To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

11.13                 Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14                 Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

11.15                 No Fiduciary Relationship.  The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties.

11.16                 Confidentiality.  The Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement (defined below)) in accordance with the terms of that certain non-disclosure agreement dated May 1, 2012 by and between the Borrower and Capital Royalty Partners II, L.P (the “Non-Disclosure Agreement”).

Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement.  The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the Closing Date.

11.17                 USA PATRIOT Act.  The Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the

Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.18                 Maximum Rate of Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”).  If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor.  In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

SECTION 12
GUARANTEE

12.01                 The Guarantee.  The Subsidiary Guarantors hereby jointly and severally guarantee to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees and other amounts from time to time owing to the Lenders by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

12.02                 Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.01 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)                                 any lien or security interest granted to, or in favor of, the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

12.03                 Reinstatement.  The obligations of the Subsidiary Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.04                 Subrogation.  The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

12.05                 Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 12.01.

12.06                 Instrument for the Payment of Money.  Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

12.07                 Continuing Guarantee.  The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.08                 Rights of Contribution.  The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other

Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

12.09                 General Limitation on Guarantee Obligations.  In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 12.01 would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

CORIUM INTERNATIONAL, INC.

By	/s/Peter D. Staple
Name: Peter D. Staple
Title: President & CEO

Address for Notices:
235 Constitution Drive
Menlo Park, CA 94025
Attn:	VP, Corporate Development
Tel.:	650.298.8257
Fax:	650.298.8012
Email:	christina@coriumtech.com

[Signature Page to Term Loan Agreement]

LENDERS:

CAPITAL ROYALTY PARTNERS II L.P.
By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/Charles Tate
Name: Charles Tate
Title: Sole Member

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@capitalroyalty.com

CAPITAL ROYALTY PARTNERS II — PARALLEL FUND “A” L.P.
By CAPITAL ROYALTY PARTNERS II — PARALLEL FUND “A” GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II — PARALLEL FUND “A” GP LLC, its General Partner

By	/s/Charles Tate
Name: Charles Tate
Title: Sole Member

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@capitalroyalty.com

[Signature Page to Term Loan Agreement]

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By	/s/Charles Tate
Name: Charles Tate
Title: Sole Member

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@capitalroyalty.com

[Signature Page to Term Loan Agreement]

Schedule 1 to Term Loan Agreement

Commitments

Lender	Commitment	Proportionate Share
Capital Royalty Partners II L.P.	$17,531,155.09	50.0890%
Capital Royalty Partners II — Parallel Fund “A” L.P.	$8,468,844.91	24.1967%
Parallel Investment Opportunities Partners II L.P.	$9,000,000.00	25.7143%
TOTAL	$35,000,000	100%

Disclosure Schedules

[See attached]

EXHIBIT A
FORM OF PROMISSORY NOTE

U.S. $	, 2012

FOR VALUE RECEIVED, the undersigned, Corium International, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [Capital Royalty Partners II L.P.] [Capital Royalty Partners II — Parallel Fund “A” L.P.] [Parallel Investment Opportunities Partners II L.P.](1) or its assigns (the “Lender”) at the Lender’s principal office at 1000 Main Street, Suite 2500, Houston, TX 77002, in immediately available funds, the aggregate principal sum set forth above for the Loans made by the Lender pursuant to the Term Loan Agreement dated as of July 13, 2012, among, inter alios, the Borrower, the Lender and the other lenders party thereto (as extended, renewed, amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), on the date or dates specified in the Loan Agreement together with interest on the principal amount of such Loans from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is a Note issued in the name of the Lender pursuant to the terms of Section 2.04 of the Loan Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.

[Signature Page Follows]

(1)  NTD: select applicable lender for each note.

CORIUM INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT B
FORM OF PIK NOTE

U.S. $	, 2012

FOR VALUE RECEIVED, the undersigned, Corium International, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [Capital Royalty Partners II L.P.] [Capital Royalty Partners II — Parallel Fund “A” L.P.] [Parallel Investment Opportunities Partners II L.P.](2) or its assigns (the “Lender”) at the Lender’s principal office at 1000 Main Street, Suite 2500, Houston, TX 77002, in immediately available funds, the aggregate principal sum set forth above for the PIK Loans made by the Lender pursuant to the Term Loan Agreement dated as of July 13, 2012, among, inter alios, the Borrower, the Lender and the other lenders party thereto (as extended, renewed, amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), on the date or dates specified in the Loan Agreement together with interest on the principal amount of such PIK Loans from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

The amount of this Note shall form part of the Loans as defined in the Loan Agreement. This Note is a Note issued in the name of the Lender pursuant to the terms of Section 3.02(d) of the Loan Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.

[Signature Page Follows]

(2)  NTD: select applicable lender for each note.

CORIUM INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT C
FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of                           ,                 by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a                    [corporation][limited liability company][limited partnership] (the “Additional Subsidiary Guarantor”), in favour of Capital Royalty Partners II L.P., Capital Royalty Partners II — Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as Lenders (the “Lenders”) under that certain Term Loan Agreement dated as of July 13, 2012 among the Lenders and Corium International, Inc., a Delaware corporation, as Borrower, and the Subsidiary Guarantors party thereto (as extended, renewed, amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

Pursuant to Section 8.12(a) of the Loan Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Loan Agreement, and a “Grantor” for all purposes of the Security Agreement.  Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 12.01 of the Loan Agreement) in the same manner and to the same extent as is provided in Section 12 of the Loan Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.07, 7.08 and 7.18 of the Loan Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.12(a) of the Loan Agreement to the Lenders.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL
SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and Agreed:

CAPITAL ROYALTY PARTNERS II L.P.
By CAPITAL ROYALTY PARTNERS II GP
L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II
GP LLC, its General Partner

By
Name:
Title:

CAPITAL ROYALTY PARTNERS II —
PARALLEL FUND “A” L.P.
By CAPITAL ROYALTY PARTNERS II —
PARALLEL FUND “A” GP L.P., its General
Partner
By CAPITAL ROYALTY PARTNERS II —
PARALLEL FUND “A” GP LLC, its
General Partner

By
Name:
Title:

PARALLEL INVESTMENT OPPORTUNITIES
PARTNERS II L.P.
By PARALLEL INVESTMENT
OPPORTUNITIES PARTNERS II GP L.P., its
General Partner
By PARALLEL INVESTMENT
OPPORTUNITIES PARTNERS II GP LLC,
its General Partner

By
Name:
Title:

EXHIBIT D
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Term Loan Agreement, dated as of July 13, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among CORIUM INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the SUBSIDIARY GUARANTORS, CAPITAL ROYALTY PARTNERS II L.P., CAPITAL ROYALTY PARTNERS II — PARALLEL FUND “A” L.P., AND PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P. (collectively, the “Lenders”).  [                         ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.5(e)(ii)(B) of the Loan Agreement.  The Foreign Lender hereby represents and warrants that:

1.                                      The Foreign Lender is the sole record owner of the Loans as well as any obligations evidenced by Note(s) in respect of which it is providing this certificate;

2.                                      The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans as well as any obligations evidenced by Note(s) in respect of which it is providing this certificate;

3.                                      Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Foreign Lender further represents and warrants that:

(a)                                 neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)                                 neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.                                      Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.                                      Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(c) of, and in connection with the consummation of the transactions contemplated in, the Term Loan Agreement, dated as of July 13, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Corium International, Inc., a Delaware corporation (the “Borrower”), Capital Royalty Partners II L.P., Capital Royalty Partners II — Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., and other parties from time to time party thereto as lenders (“Lenders”), and the subsidiary guarantors from time to time party thereto.  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(c) of the Loan Agreement that such Responsible Officer of the Borrower is familiar with the Loan Agreement and that, in accordance with each of the following sections of the Loan Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

In accordance with Section 8.01[(a)/(b)] of the Loan Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [                           ] required to be delivered pursuant to Section 8.01[(a)/(b)] of the Loan Agreement.  Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)](3)

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 8.14 of the Loan Agreement.

No Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex C].

[Signature Page follows]

(3) Insert language in brackets only for quarterly certifications.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on the date first written above.

CORIUM INTERNATIONAL, INC.

By
Name:
Title:

Annex A to Compliance Certificate

FINANCIAL STATEMENTS

Annex B to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 8.14(a): Minimum Liquidity
A.

(Average Daily Liquidity) Average daily amount of unencumbered cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a first priority perfected security interest, subject to any Permitted Liens.

$
B.	The lesser of:	$
$5,000,000 or
	The greater of:	$
$2,000,000 and
	The minimum cash balance required pursuant to the terms governing the Permitted Priority Debt	$
C.	Was Liquidity less than $2,000,000 for more than five (5) non-consecutive days during such fiscal quarter?	[No: In compliance; Yes: Not in compliance]
	Is line IA equal to or greater than line IB?	[Yes: In compliance; No: Not in compliance]
[II.]	Section 8.14(b)(i): Minimum Revenue—First Period(4)
A.	Revenues during the annual period ending on the fourth Payment Date following the Closing Date:	$
	Is line IIA equal to or greater than $35,000,000?	[Yes: In compliance; No: Not in compliance]
[II.]	Section 8.14(b)(ii): Minimum Revenue—Subsequent Periods(5)
A.	Revenues during fiscal year ending on September 30, [2014](6):	$
	Is line IIA equal to or greater than $[40,000,000] (7)?	[Yes: In compliance; No: Not in compliance]

(4) Include this as Section II only for certificate to be delivered following fourth Payment Date following the Closing Date.

(5) Include this as Section II for each certificate certifying minimum fiscal year revenues starting with fiscal year ending September 30, 2014.

(6) To be updated depending on the fiscal year revenues to be certified.

(7) To be increased by $5,000,000 for each fiscal year after fiscal year ending on September 30, 2014 .

2

[Annex C to Compliance Certificate]

[DEFAULT]

3

EXHIBIT F

FORM OF NOTICE OF BORROWING

Borrowing Notice Date(8):                   , 201

To:                             Capital Royalty Partners II L.P. and the other Lenders

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:                    General Counsel

Re:  Borrowing under Term Loan Agreement

Ladies and Gentlemen:

The undersigned, Corium International, Inc. (the “Borrower”), refers to the Term Loan Agreement dated as of July 13, 2012 (as amended, modified, renewed or extended from time to time, the “Term Loan Agreement”), between the Borrower, the subsidiary guarantors from time to time party thereto, and Capital Royalty Partners II L.P., Capital Royalty Partners II — Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P. and the other lenders from time to time party thereto (the “Lenders”), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Term Loan Agreement, of the borrowing of the Loan specified herein:

1.                                      The proposed Borrowing Date is                    , 201  .

2.                                      The amount of the proposed Borrowing is $                   .

3.                                      The payment instructions with respect to the funds to be made available to the Borrower are as follows:

Bank name:

Bank Address:

Routing Number:

Account Number:

Swift Code:

(8) “Borrowing Notice Date” means, (i) in the case of the first Borrowing, a date that is at least twelve Business Days prior to the Borrowing Date of such Borrowing and, (ii) in the case of the second Borrowing, a date that is at least twenty Business Days prior to the Borrowing Date of such Borrowing.

4

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

a)                                     the representations and warranties made by the Borrower in Section 7 of the Term Loan Agreement (except for the representation in Section 7.04(b)) shall be true on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date;

b)                                     on and as of the Borrowing Date, there shall have occurred no Material Adverse Change since December 31, 2011; and

c)                                      no Default exists or would result from such proposed borrowing.

[Signature Page follows]

5

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWER:

CORIUM INTERNATIONAL, INC.

By
Name:
Title:(9)

(9) To be signed by either the CEO or CFO only.